Exhibit 99.1

For Release at 6:00 Am Central Time (7:00 Am Eastern Time)

NOVAMED REPORTS 23% INCREASE IN NET INCOME FROM CONTINUING OPERATIONS

CHICAGO (October 30, 2008) - Thomas S. Hall, Chairman, President and Chief Executive Officer of NovaMed, Inc. (Nasdaq: NOVA), today announced results for the third quarter ended September 30, 2008. Total net revenue grew to $36,050,000, up 10% from $32,757,000 in the prior year third quarter, with net revenue from surgical facilities growing to $29,680,000, up 10% from $26,993,000 in the prior year third quarter. Net income from continuing operations in the third quarter of 2008 was $2,399,000, or $0.10 per diluted share, compared to $1,957,000, or $0.08 per diluted share, in the prior year third quarter, an increase of 23%. Same-facility net revenue growth was 5% for the quarter. Net cash provided by operations was $6,196,000 in the third quarter of 2008, up 18% from $5,230,000 in the prior year third quarter.

“We continue to be pleased with our progress in the third quarter as highlighted by our continued strong growth in earnings and cash flow,” commented Mr. Hall. “With cash flow of $6.2 million in the third quarter and $17 million year to date, we were able to pay cash for our acquisitions and stock buyback as well as reduce our long-term debt by $3.5 million in the third quarter. Despite the obvious challenges presented by the economy, our management team remains focused on driving solid performance.”

Highlights of third quarter continuing operations include:

•	Net income from continuing operations increased 23% to $2,399,000
•	Cash flow from operations of $6,196,000
•	Operating income increased 14% to $9,185,000
•	Total net revenue increased 10% to $36,050,000

For the nine months ended September 30, 2008, total net revenue grew to $105,043,000, up 10% from $95,277,000 in the first nine months last year, with net revenue from surgical facilities growing to $86,167,000, up 11% from $77,634,000 in the first nine months of 2007. Net income from continuing operations in the first nine months of 2008 was $6,922,000, or $0.28 per diluted share, compared to $5,082,000, or $0.20 per diluted share, in the first nine months of 2007, an increase of 36%. Same-facility net revenue growth was 3% for the first nine months of 2008. Net cash provided by operations was $16,998,000 in the first nine months of 2008, up 56% from $10,878,000 in the first nine months of 2007.

During the third quarter of 2008, NovaMed completed two acquisitions and initiated its stock repurchase program. On July 2, 2008, NovaMed acquired a 51% interest in a four operating room ambulatory surgery center located in Baton Rouge, Louisiana. As a supplement to its marketing products and services business, on August 21, 2008 NovaMed acquired MDnetSolutions, a software and marketing solutions business currently serving the bariatric market. NovaMed also acquired 99,900 shares of its common stock in the third quarter of 2008 as part of a stock repurchase program previously announced on July 31, 2008.

“As we look toward the balance of the fourth quarter, our development pipeline is robust with many attractive acquisition candidates,” added Mr. Hall. “Our goal is to close additional deals before year end. With over $100 million available under our credit facility and our strong cash flow, NovaMed is well positioned to fund this growth.”

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed has majority ownership interests in 35 surgery centers located in 18 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Thursday, October 30, 2008. Investors can listen to the call over the Internet by visiting www.earnings.com or NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through November 30, 2008.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities; our ability to manage our increasing borrowing costs as we incur additional indebtedness to fund the acquisition and development of surgical facilities; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; our ability to maintain successful relationships with the physicians who use our surgical facilities; our ability to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2007 Form 10-K filed on March 17, 2008. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT

Scott T. Macomber
Executive Vice President, and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net revenue:
Surgical facilities	$29,680	$26,993	$86,167	$77,634
Product sales and other	6,370	5,764	18,876	17,643
Total net revenue	36,050	32,757	105,043	95,277

Operating expenses:
Salaries, wages and benefits	10,808	10,100	31,773	29,685
Cost of sales and medical supplies	8,328	7,677	24,510	22,202
Selling, general and administrative	6,649	5,983	18,973	17,460
Depreciation and amortization	1,080	965	3,127	2,681
Total operating expenses	26,865	24,725	78,383	72,028

Operating income	9,185	8,032	26,660	23,249

Interest (income) expense, net	1,057	1,007	3,123	3,784
Minority interest	4,190	3,841	12,170	11,283
Loss of nonconsolidated affiliate	-	24	-	58
Gain on sale of minority interests	-	-	-	(79)
Other (income) expense, net	5	(48)	20	(128)
Income before income taxes	3,933	3,208	11,347	8,331
Income tax provision	1,534	1,251	4,425	3,249

Net income from continuing operations	2,399	1,957	6,922	5,082
Net loss from discontinued operations	(2)	(43)	(91)	(204)
Gain on disposal of discontinued operations	248	-	343	-

Net income	$2,645	$1,914	$7,174	$4,878

Earnings per common share - diluted:
Earnings from continuing operations	$0.10	$0.08	$0.28	$0.20
(Loss) earnings from discontinued operations	-	-	0.01	(0.01)
Net earnings per diluted share	$0.10	$0.08	$0.29	$0.19

Shares used in computing diluted earnings per share	25,216	25,083	25,157	25,164

Selected Operating Data:

ASCs operated at end of period	35	34	35	34
Procedures performed during the period	36,656	32,852	103,691	95,305
Cash flow provided by operating activities	$6,196	$5,230	$16,998	$10,878
Cash flow used in investing activities	$(12,292)	$(244)	$(16,106)	$(34,329)
Cash flow (used in) provided by financing activities	$(3,962)	$(688)	$(2,427)	$27,669

	September 30,	December 31,
Balance Sheet Data:	2008	2007

Cash and cash equivalents	$4,847	$6,382
Accounts receivable, net	22,834	19,298
Working capital	15,987	18,438
Total assets	210,119	195,704
Long-term debt	99,159	101,176
Minority interest	15,153	15,024
Stockholders' equity	74,915	65,173